Exhibit 99.1

StoneMor Partners L.P. Announces Third Quarter 2009 Results

Levittown, PA, November 9, 2009 – StoneMor Partners L.P. (NASDAQ: STON) is pleased to announce an increase in adjusted operating profit, total revenues and operating profit for the three months ended September 30, 2009, as compared to the same period last year. We continue to perform well during this period of economic uncertainty.

A summary of significant operating metrics is presented in the table below:

	Three months ended September 30,
	2008	2009
	(In thousands)

Adjusted operating profit (a)	$7,236	$9,406
Total revenues	45,783	46,587
Operating cash flow (b)	10,065	6,619
Distributable free cash flow (a)	9,511	6,250
Operating profit	3,590	4,214
Net income (loss)	335	1,400

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.
(b)	The decrease in operating cash flow is generally due to timing differences. See below.

Adjusted Operating Profits

Adjusted operating profit increased by 23.1%, or $2.2 million, to $9.4 million during the three months ended September 30, 2009 as compared to $7.2 million during the same period last year.

Adjusted operating profit is equal to operating profit before the change in deferred revenues and deferred selling and obtaining costs (excluding adjustments to deferred revenues related to the mark to market adjustment of merchandise trust assets) less acquisition related expenses.

In our opinion, adjusted operating profit is one of the most meaningful measures of economic value added during any given period as it provides for a measure of merchandise and services sold. This differs substantially from operating profit as measured on a GAAP basis which provides for a measure of merchandise and services delivered. This is an income statement timing difference only. There is no corresponding delay in any operating cash flows.

We do not include acquisition related expenses in our measurement of adjusted operating profits as these expenses are not incurred managing cemeteries and funeral homes and any value garnered from these activities will not be recognized until future periods.

The table below reconciles operating profit (the GAAP financial measure the company believes is most directly comparable to adjusted operating profit) to adjusted operating profit.

	Three months ended September 30,
	2008	2009
	(In thousands)

Operating profit	$3,590	$4,214

Acquisition related costs	-	26

Increase (decrease) in applicable deferred revenues (net of cost of goods sold)	4,949	6,609

(Increase) decrease in deferred selling and obtaining costs	(1,303)	(1,440)

Adjusted operating profit	$7,236	$9,408

The $2.2 million increase in adjusted operating profit was primarily caused by:

•	A $1.8 million increase in the value of pre-need and at-need contracts written and other cemetery revenues net of the associated cost of goods sold and selling expenses;

•	A $0.8 increase in investment income earned on our merchandise trust and perpetual care trust.

•	A $0.3 million reduction in cemetery expenses.

These positive variances were offset by:

•	A $0.3 million decrease in funeral home profits.

•	A $0.3 million increase in general and administrative expenses.

Adjusted operating profit is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Revenues

Revenues increased by $0.8 million, or 1.8%, to $46.6 million for the three months ended September 30, 2009, as compared to $45.8 million during the same period last year.

GAAP accounting requires that we defer the value of contracts written and investment income earned from trusts until such time as the underlying merchandise is delivered or service is performed. Accordingly, periodic changes in GAAP revenue are not necessarily indicative of changes in either the volume or pricing on contracts originated during the period, but rather changes in the timing of when merchandise is delivered or services are performed.

Our management team evaluates the production side of our business based upon the value of contracts written and the changes in this metric. The value of contracts written provides us with a view of the volume and pricing of business generated within a given period. We believe that it is critical that our unitholders are provided with this information.

The following table reconciles the sum of the value of cemetery contracts written plus interest income earned from pre-need installment contracts plus investment income earned from trusts plus funeral home revenues to revenues reported for GAAP purposes for the three months ended September 30, 2008 and 2009:

	Three months ended September 30,		Increase (Decrease) ($)	Increase (Decrease) (%)
	2008	2009
	(In thousands)

Total cemetery revenues	$39,979	$41,206	$1,227	3.1%
Total funeral home revenues	5,804	5,381	(423)	-7.3%

Total revenues	45,783	46,587	804	1.8%

Add:

Increase in deferred sales revenue	4,819	6,781	$1,962	40.7%
Increase (decrease) in deferred investment income	953	979	26	2.7%

Total increase in deferred cemetery revenues	5,772	7,759	1,987	34.4%

Total value of funeral home revenues, cemetery contracts written, interest income and investment income earned	51,556	54,347	$2,792	5.4%

Components:

Pre-need value of cemetery contracts written	23,782	25,964	$2,182	9.2%
At-need value of cemetery contracts written and other revenues	15,494	15,603	108	0.7%
Funeral home revenues	5,804	5,381	(423)	-7.3%
Interest income earned	1,442	1,606	164	11.4%
Investment income earned on trust assets	5,034	5,793	760	15.1%

Total	$51,556	$54,347	$2,792	5.4%

The value of pre-need contracts written increased by $2.2 million, or 9.2%, during the three months ended September 30, 2009 as compared to the same period last year. We have continued to grow our book of pre-need business during these difficult economic times.

The value of at-need contracts written and other cemetery revenues increased by $0.1 million, or 0.7%, during the three months ended September 30, 2009 as compared to the same period last year. Although there was a minimal decline in the number of interments performed there was an increase in revenues per interment. We believe the decline in interments performed is due to an overall decline in the death rates in the areas in which we operate as opposed to any broad-based movement towards either cremations or other types of memorialization.

Funeral home revenues decreased by $0.4 million, or 7.3%, to $5.4 million during the three months ended June 30, 2009 as compared to $5.8 million during the same period last year. This revenue stream was negatively impacted by the aforementioned decline in interments.

Investment income from trusts increased by $0.8 million, or 15.1%, to $5.8 million during the three months ended September 30, 2009 as compared to $5.0 million during the same period last year. The increase was primarily due to realized gains on the sale of investments in the three months ended September 30, 2009.

The substantial buildup of deferred cemetery revenues that occurred during the three months ended September 30, 2009 ($7.8 million) will eventually be reflected in our income statement as we meet the criteria for revenue recognition in the future.

Operating Cash Flows

Operating cash flows declined by $3.4 million, or 34.2%, to $6.6 million during the three months ended September 30, 2009 as compared to $10.1 million during the same period last year.

We believe that it is critical that our investors understand that there is a level of correlation between adjusted operating profits and operating cash flows. Differences between these two key measures include the following:

•	Adjusted operating profits include non-cash expenses such as depreciation and amortization on unit-based compensation.

•	Operating cash flows are reduced for the payment of income taxes.

•	Operating cash flows are reduced for the payment of interest.

•	Operating cash flows are reduced for net cash inflows into our merchandise trust or are increased for net cash outflows out of our merchandise trust.

•	There are timing differences of amounts owed to us (i.e. accounts receivable) and from us (i.e. accrued expenses).

We perform a reconciliation of adjusted operating profits in order to determine what caused the differences between these two measures. This reconciliation is presented below for the three months ended September 30, 2008 and 2009:

	Three months ended September 30,
	2008	2009
	(In thousands)

Adjusted operating profit	$7,236	$9,408

Add: non-cash expenses	3,613	3,491
Deduct: income taxes paid	(229)	(217)
Deduct: interest paid	(3,573)	(4,248)
Add (deduct): net cash outflows (into) out of the merchandise trusts	934	(2,435)
Decrease in net amounts due to us (“float”)	2,084	620

Operating cash flows (a)	$10,065	$6,619

(a)	The decrease in operating cash flow is generally due to timing differences. See below.

While operating cash flows exceed adjusted operating profits during the three months ended September 30, 2008, this was not the case during the three months ended September 30, 2009. A review of the reconciliation above shows that the reasons for this primarily related to timing differences. In 2008, there was a net outflow out of the merchandise trust ($0.9 million) while in 2009 there was a net inflow into the merchandise trust (2.4 million). In 2008, there was a decrease in amounts owed to us of $2.1 million. The 2009 decrease was only $0.6 million.

We believe that the downturn in operating cash flows during the three months ended September 30, 2009 as compared to the same period last year was primarily caused by short-term timing issues and does not represent any impairment in our profitability.

Distributable Free Cash Flow

We define distributable free cash flow as net cash provided by operating activities before changes in appropriate reserves, if any, less maintenance capital expenditures and other expenditures not related to normal operating activities, plus working capital borrowings to fund pre-need growth during the period presented.

We believe that the decline in distributable free cash flows is primarily related to the timing issues discussed in the operating cash flow section of this press release and does not represent any impairment in our profitability.

A reconciliation between net cash provided by operating activities (the GAAP financial measure the company believes is most directly comparable to distributable free cash flow) and distributable free cash flow for the three months ended September 30, 2008 and 2009 is presented below:

	Three months ended September 30,
	2008	2009
	(In thousands)

Net cash provided by (used in) operating activities	$10,065	$6,619
Maintenance capital expenditures	(783)	(474)
Working capital borrowings to fund pre-need growth	-	-
Annual expenses paid, less quarterly reserves	229	105

Distributable free cash flow (a)	$9,511	$6,250

Distributions paid during the period	$6,481	$6,814

(a)	This is a non-GAAP financial measure as defined by the Securities and Exchange Commission. Please see the reconciliation to GAAP measures within this press release.

Annual expenses paid, less quarterly reserves as shown in the chart above reflects an attempt to normalize certain items where more than one quarter’s expense was included in the current quarter. We usually pay bonuses and taxes once a year and we have attempted to adjust quarterly cash flows to consider this. No bonuses were paid in the three months ended September 30, 2009.

Distributable free cash flow is a non-GAAP financial measure, as defined by the Securities and Exchange Commission. Please see the discussion of non-GAAP financial measures within this press release.

Operating Profit

Operating profit increased by $0.6 million, or 17.4%, to $4.2 million during the three months ended September 30, 2009 as compared to $3.6 million during the same period last year. The increase was primarily caused by a $0.8 million increase in revenues offset by a $0.2 increase in operating expenses.

The $0.8 million increase in revenues primarily related to a $2.1 million increase in pre-need revenues and a $0.7 million increase in investment income offset by a $1.9 million decrease in at-need revenues. All of these changes relate to changes in the timing of when we delivered merchandise and services to our customers as opposed to any change in sales patterns.

The difference in operating profit and adjusted operating profit is caused by periodic changes in deferred revenues net of their associated deferred expenses. A substantial portion of our 2009 increases in the value of contracts written are still deferred and not as of yet recognized in operating profit. In time, these deferred revenues will be recognized in operating profit as we meet the revenue recognition criteria, which is generally the delivery of merchandise or performance of services.

Net Income

Net income increased by $1.1 million, or 366.7%, to $1.4 million for the three months ended September 30, 2009 as compared to $0.3 million during the same period last year. The increase was primarily caused by the $0.8 million increase in operating profit and a $1.1 million decrease in income tax expense offset by a $0.7 increase in interest expense. The increase in interest expense was primarily caused by an increase in the total amount of debt outstanding.

Overall Performance

We continue to increase our adjusted operating profits. This increase has been related to both revenue growth and cost containment. We believe that each of these achievements can be witnessed through the increase in the value of pre-need and at-need contracts written accompanied by no material change in operating expenses for the three months ended September 30, 2009 as compared to the same period last year.

We would also like to draw attention to the continued recovery of the fair value of the assets in our merchandise trust. As of September 30, 2009, the ratio of the fair value of merchandise trust assets to their cost basis was 82.8%. This was a substantial improvement over the 76.6% ratio as of June 30, 2009, which was in turn a substantial improvement of the 68.1% ratio as of March 31, 2009. Between March 31, 2009 (the low point in the ratio of fair value to cost), the fair value of assets in our merchandise trust has increased by $37.3 million. Only $4.1 million of this increase was due to an increase of the cost basis of the assets. The remaining $33.2 million represents an increase in the value of the asset base.

Lastly, we believe that our overall business model is strong and is expected to remain strong. This business model is constructed so that revenues are generated from pre-need sales of cemetery merchandise and services as well as at-need sales of cemetery merchandise and services and funeral home merchandise and services. This diverse revenue stream should prove to be less sensitive to economic cycles than a more concentrated revenue stream.

Backlog

Backlog is a measurement of the future operating profit benefit that will be derived from customer contracts that have been executed for which we have not as of yet met the GAAP-based revenue recognition criteria and is equal to:

•	deferred revenue net of deferred revenue on unrealized investment gains or losses;

•	less deferred selling and obtaining costs.

We believe there are no material costs or significant uncertainties remaining to be determined or accrued for us to be able to realize the cash benefit of this future operating profit.

At September 30, 2009 our backlog was $237.9 million. This is an increase of $20.1 million from $217.8 million at December 31, 2008. This build up in backlog will be reflected in GAAP revenue as we deliver the underlying merchandise and perform the underlying services.

Investors’ Conference Call

An investors’ conference call to review the 3rd quarter 2009 results (which will be released before this call) will be held on Monday, November 9, 2009, at 11:00 a.m. Eastern Time. The conference call can be accessed by calling (800) 893-3796. An audio replay of the conference call will be available by calling (800) 633-8284 through 1:00 p.m. Eastern Time on November 23, 2009. The reservation number for the audio replay is as follows: 21440686. The audio replay of the conference call will also be archived on StoneMor’s website at http://www.stonemor.com.

About StoneMor Partners L.P.

StoneMor Partners L.P., headquartered in Levittown, Pennsylvania, is an owner and operator of cemeteries and funeral homes in the United States, with 235 cemeteries and 58 funeral homes in 26 states and Puerto Rico. StoneMor is the only publicly traded deathcare company structured as a partnership. StoneMor’s cemetery products and services, which are sold on both a pre-need (before death) and at-need (at death) basis, include: burial lots, lawn and mausoleum crypts, burial vaults, caskets, memorials, and all services which provide for the installation of this merchandise.

For additional information about StoneMor Partners L.P., please visit StoneMor’s website, and the Investor Relations section, at http://www.stonemor.com.

Forward-Looking Statements

Certain statements contained in this press release, including, but not limited to, information regarding the status and progress of the company’s operating activities, the plans and objectives of the company’s management, assumptions regarding the company’s future performance and plans, and any financial guidance provided, as well as certain information in other filings with the SEC and elsewhere, are forward-looking statements within the meaning of Section 27A(i) of the Securities Act of 1933 and Section 21E(i) of the Securities Exchange Act of 1934. The words “believe,” “may,” “will,” “estimate,” “continues,” “anticipate,” “intend,” “project,” “expect,” “predict,” and similar expressions identify these forward-looking statements. These forward-looking statements are made subject to certain risks and uncertainties that could cause actual results to differ materially from those stated, including, but not limited to, the following: uncertainties associated with future revenue and revenue growth; the impact of the company’s significant leverage on its operating plans; the ability of the company to service its debt; the decline in the fair value of certain equity and debt securities held in the company’s trusts; the company’s ability to attract, train and retain an adequate number of sales people; uncertainties associated with the volume and timing of pre-need sales of cemetery services and products; the effect of the current economic downturn; variances in death rates; variances in the use of cremation; changes in political or regulatory environments, including potential changes in tax accounting and trusting policies; the company’s ability to successfully implement a strategic plan relating to producing operating improvement, strong cash flows and further deleveraging; uncertainties associated with the integration or the anticipated benefits of the company’s recent acquisitions; the company’s ability to complete and fund additional acquisitions and various other uncertainties associated with the deathcare industry and the company’s operations in particular.

When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements set forth in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC. We assume no obligation to update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events, or otherwise.

Non-GAAP Financial Measures

Adjusted Operating Profit

We present Adjusted Operating Profit because management believes it provides for a useful measure of economic value added by presenting an effective matching of the value of current and future revenue sources generated within a given period to the cost of producing such revenue and managing our day to day operations within that same period. It is a significant measure that we believe is an indicator of eventual profit generated within a given period of time.

Adjusted Operating Profit is a non-GAAP financial measure that may not be consistent with other similar non-GAAP financial measures presented by other publicly traded companies.

Distributable Free Cash Flow

We present Distributable Free Cash Flow because management believes this information is a useful adjunct to Net Cash Provided by (Used in) Operating Activities under GAAP. Distributable Free Cash Flow is a significant liquidity metric that we believe is an indicator of our ability to generate cash flow during any quarter at a level sufficient to pay the minimum quarterly cash distribution to the holders of our common units and subordinated units and for other purposes, such as repaying debt and expanding through strategic investments.

Distributable Free Cash Flow is similar to quantitative standards of free cash flow used throughout the deathcare industry and to quantitative standards of distributable cash flow used throughout the investment community with respect to publicly traded partnerships, but is not intended to be a prediction of the future. However, our calculation of distributable free cash flow may not be consistent with calculations of free cash flow, distributable cash flow or other similarly titled measures of other companies. Distributable Free Cash Flow is not a measure of financial performance and should not be considered as an alternative to cash flows from operating, investing, or financing activities.

StoneMor Partners L.P.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31, 2008	September 30, 2009

Assets
Current assets:
Cash and cash equivalents	$7,068	$9,369
Accounts receivable, net of allowance	33,090	36,449
Prepaid expenses	3,422	4,158
Other current assets	14,477	13,633

Total current assets	58,057	63,609

Long-term accounts receivable - net of allowance	42,309	45,693
Cemetery property	228,499	234,919
Property and equipment, net of accumulated depreciation	49,615	48,031
Merchandise trusts, restricted, at fair value	161,605	194,580
Perpetual care trusts, restricted, at fair value	152,797	186,104
Deferred financing costs - net of accumulated amortization	2,425	6,393
Deferred selling and obtaining costs	41,795	48,109
Deferred tax assets	138	1,705
Other assets	1,000	1,378

Total assets	$738,240	$830,521

Liabilities and partners’ capital
Current liabilities
Accounts payable and accrued liabilities	$25,702	$25,658
Accrued interest	659	1,070
Current portion, long-term debt	80,478	4,809

Total current liabilities	106,839	31,537

Other long-term liabilities	1,837	3,656
Long-term debt	80,456	179,907
Deferred cemetery revenues, net	193,017	243,535
Deferred tax liabilities	7,928	8,084
Merchandise liability	75,977	76,575
Perpetual care trust corpus	152,797	186,104

Total liabilities	618,851	729,398

Partners’ capital
General partner	2,271	1,674
Limited partners:
Common	111,052	96,533
Subordinated	6,066	2,916

Total partners’ capital	119,389	101,123

Total liabilities and partners’ capital	$738,240	$830,521

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Operations

(in thousands, except unit data)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

Revenues:
Cemetery
Merchandise	$24,101	$22,728	$69,206	$65,460
Services	9,077	10,187	28,066	28,959
Investment and other	6,801	8,291	22,249	25,156
Funeral home
Merchandise	2,179	2,260	6,766	7,189
Services	3,625	3,121	10,846	10,223

Total revenues	45,783	46,587	137,133	136,987

Costs and Expenses:
Cost of goods sold (exclusive of depreciation shown separately below):
Perpetual care	1,089	1,230	3,241	3,658
Merchandise	4,626	4,486	13,763	13,017
Cemetery expense	10,914	10,599	31,367	30,450
Selling expense	8,674	8,733	25,800	25,177
General and administrative expense	5,484	5,797	16,013	16,687
Corporate overhead (including $631 and $381 in unit-based compensation for the three months ended September 30, 2008 and 2009 and $1,889 and $1,138 for the nine months ended September 30, 2008 and 2009)	5,426	5,440	16,443	16,303
Depreciation and amortization	1,387	1,700	3,394	4,718
Funeral home expense
Merchandise	842	839	2,705	2,750
Services	2,281	2,193	6,796	6,895
Other	1,470	1,385	4,497	4,284
Acquisition related costs	-	(29)	-	2,099

Total cost and expenses	42,193	42,373	124,019	126,038

Operating profit	3,590	4,214	13,114	10,949

Other income and expense
Gain on sale of funeral homes	-	-	-	475

Interest expense	3,202	3,898	9,521	10,269

Income before income taxes	388	316	3,593	1,155

Income taxes:
State	67	195	479	396
Federal	(14)	(1,279)	89	(1,415)

Total income taxes	53	(1,084)	568	(1,019)

Net income	$335	$1,400	$3,025	$2,174

General partner’s interest in net income for the period	$8	$28	$61	$43

Limited partners’ interest in net income for the period
Common	$239	$1,127	$2,164	$1,751
Subordinated	$88	$245	$800	$380

Net income per limited partner unit (basic and diluted)	$.03	$.12	$.25	$.18

Weighted average number of limited partners’ units outstanding (basic and diluted)	11,801	11,891	11,795	11,891

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2009.

StoneMor Partners L.P.

Condensed Consolidated Statement of Cash Flows

(in thousands)

(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2008	2009	2008	2009

OPERATING ACTIVITIES:
Net income (loss)	$335	$1,400	$3,025	$2,174
Adjustments to reconcile net income to net cash provided by operating activity:
Cost of lots sold	1,595	1,410	4,980	4,026
Depreciation and amortization	1,387	1,700	3,394	4,577
Stock-based compensation	631	381	1,889	1,138
Non-cash acquisition costs	-	-	-	1,365
Non-cash financing fees	-	-	-	141
Gain on sale of funeral home	-	-	-	(475)
Changes in assets and liabilities that provided (used) cash:
Accounts receivable	3,821	5,198	(5,000)	(6,163)
Allowance for doubtful accounts	(124)	(1,333)	1,705	316
Merchandise trust fund	934	(2,435)	66	(4,554)
Prepaid expenses	13	(305)	542	(736)
Other current assets	(701)	(499)	(324)	(179)
Other assets	(156)	(114)	(723)	(387)
Accounts payable and accrued and other liabilities	(525)	(1,862)	(2,699)	(1,402)
Deferred selling and obtaining costs	(1,375)	(1,569)	(4,661)	(6,314)
Deferred cemetery revenue	5,032	6,986	18,700	24,612
Deferred taxes, net	-	(1,204)	-	(1,412)
Merchandise liability	(802)	(1,134)	(1,799)	(2,004)

Net cash provided by operating activities	10,065	6,619	19,095	14,723

INVESTING ACTIVITIES:
Cost associated with potential acquisitions	(792)	-	(2,077)	-
Additions to cemetery property	(1,796)	(1,429)	(3,268)	(3,669)
Purchase of subsidiaries, net of common units issued	(988)	(1,462)	(2,226)	(4,189)
Divestiture of funeral home	-	-	-	475
Additions to property and equipment	(783)	(474)	(3,713)	(1,535)

Net cash used in investing activities	(4,359)	(3,365)	(11,284)	(8,918)

FINANCING ACTIVITIES:
Cash distribution	(6,481)	(6,814)	(18,896)	(20,440)
Additional borrowings on long-term debt	5,547	7,415	20,309	109,082
Repayments of long-term debt	(2,209)	(5,663)	(9,737)	(86,716)
Sale of partner units	-	-	68	-
Cost of financing activities	-	(98)	-	(5,430)

Net cash used in financing activities	(3,143)	(5,160)	(8,256)	(3,504)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,563	(1,906)	(445)	2,301
CASH AND CASH EQUIVALENTS - Beginning of period	10,792	11,275	13,800	7,068

CASH AND CASH EQUIVALENTS - End of period	$13,355	$9,369	$13,355	$9,369

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$3,573	$4,248	$9,360	$9,835

Cash paid during the period for income taxes	$229	$217	$3,310	$1,737

NON-CASH INVESTING AND FINANCING ACTIVITIES
Acquisition of asset by assumption of directly related liability	-	2,150	-	2,150
Issuance of limited partner units to fund cemetery acquisitions	$-	$-	$500	$-

See accompanying notes to the Condensed Consolidated Financial Statements in Form 10-Q Report for the quarter ended September 30, 2009.